Exhibit 99.2

TROPICANA ENTERTAINMENT INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2018 AND 2017

TROPICANA ENTERTAINMENT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$105,604	$103,069
Restricted cash	14,814	15,918
Receivables, net	34,869	37,472
Income tax receivable from related party	10,700	6,960
Inventories	6,747	7,573
Prepaid expenses and other assets	15,516	23,807

Total current assets	188,250	194,799
Property and equipment, net	806,561	810,688
Goodwill	15,857	15,857
Intangible assets, net	77,014	79,290
Investments	6,687	7,253
Deferred tax assets, net	52,462	58,313
Long-term prepaid rent and other assets	34,030	33,902

Total assets	$1,180,861	$1,200,102

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,144	$42,495
Accrued expenses and other current liabilities	86,981	94,455

Total current liabilities	125,125	136,950
Long-term debt, net	62,585	136,721
Other long-term liabilities	9,840	7,257
Deferred tax liabilities	3,963	3,963

Total liabilities	201,513	284,891

Commitments and contingencies
Shareholders’ equity:
Tropicana Entertainment Inc. preferred stock at $0.01 par value; 10,000,000 shares authorized, no shares issued	—	—
Tropicana Entertainment Inc. common stock at $0.01 par value; 100,000,000 shares authorized, 23,834,512 shares issued and outstanding at September 30, 2018 and December 31, 2017	238	238
Additional paid-in capital	521,553	521,553
Retained earnings	456,061	393,420
Accumulated other comprehensive income	1,496	—

Total shareholders’ equity	979,348	915,211

Total liabilities and shareholders’ equity	$1,180,861	$1,200,102

The accompanying notes are an integral part of these condensed consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues:
Casino	$140,134	$146,801	$439,641	$433,170
Room	56,563	54,575	136,859	132,628
Food and beverage	32,025	32,690	91,769	88,888
Other	9,267	9,566	24,560	24,898
Management fee from related party	—	—	—	1,250

Net revenues	237,989	243,632	692,829	680,834

Operating costs and expenses:
Casino	57,974	58,244	177,129	171,749
Room	18,349	17,932	51,166	50,223
Food and beverage	25,656	25,961	73,856	72,888
Other	5,548	6,012	15,200	16,009
Marketing, advertising and promotions	18,659	18,653	54,872	53,835
General and administrative	40,486	28,215	114,753	103,183
Maintenance and utilities	19,220	18,855	54,366	53,391
Depreciation and amortization	20,117	19,107	60,769	55,901
Impairment charges, other write-downs and recoveries	467	23	581	(1,080)
Real estate tax settlement	—	(23,449)	(880)	(23,449)

Total operating costs and expenses	206,476	169,553	601,812	552,650

Operating income	31,513	74,079	91,017	128,184
Other income (expense):
Interest expense	(994)	(3,190)	(4,327)	(9,171)
Interest income	140	155	462	622
Termination fee from related party	—	—	—	15,000
Term loan discount/cost write down	(169)	(1,147)	(531)	(1,147)
Other non-operating income	39	—	115	—

Total other income (expense)	(984)	(4,182)	(4,281)	5,304

Income before income taxes	30,529	69,897	86,736	133,488
Income tax expense	(10,156)	(25,316)	(24,095)	(49,668)

Net income	$20,373	$44,581	$62,641	$83,820

Basic and diluted income per common share:
Income from continuing operations	$0.86	$1.84	$2.63	$3.42
Income from discontinued operations, net	—	—	—	—

Net income	$0.86	$1.84	$2.63	$3.42

Weighted-average common shares outstanding:
Basic and diluted	23,835	24,226	23,835	24,497

The accompanying notes are an integral part of these condensed consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income	$20,373	$44,581	$62,641	$83,820
Components of other comprehensive income:
Actuarial gain related to defined benefit pension plan, net of taxes of $405	—	—	1,540	—
Amortization of net actuarial gain	(14)	—	(44)	—

Other comprehensive income	(14)	—	1,496	—

Comprehensive income	$20,359	$44,581	$64,137	$83,820

The accompanying notes are an integral part of these condensed consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$62,641	$83,820
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on insurance recoveries	—	(1,387)
Insurance proceeds	—	109
Depreciation and amortization	60,769	55,901
Amortization of debt discount and debt issuance costs	334	762
Term loan discount/cost write down	531	1,147
Change in investment reserves	987	(716)
Loss on disposition of asset	198	307
Deferred income tax	5,446	—
Changes in operating assets and liabilities:
Receivables, net	2,603	(34,622)
Income tax receivable from related party	(3,740)	—
Inventories, prepaids and other assets	9,116	(1,647)
Accrued interest	(15)	(994)
Accounts payable, accrued expenses and other liabilities	(4,428)	30,979
Long term prepaid rent and other noncurrent assets and liabilities, net	4,619	2,043

Net cash provided by operating activities	139,061	135,702

Cash flows from investing activities:
Additions of property and equipment	(64,843)	(91,488)
Approved CRDA Project Funds received	—	7,780
Proceeds from sale of investment	—	6
Insurance proceeds	—	1,278
Intangible assets acquired	—	(8,050)
Other	2,213	1,632

Net cash used in investing activities	(62,630)	(88,842)

Cash flows from financing activities:
Payments on debt	(75,000)	(127,250)
Repurchase of TEI common stock	—	(36,000)

Net cash used in financing activities	(75,000)	(163,250)

Net (decrease) increase in cash, cash equivalents and restricted cash	1,431	(116,390)
Cash, cash equivalents and restricted cash, beginning of period	118,987	254,457

Cash, cash equivalents and restricted cash, end of period	$120,418	$138,067

Supplemental cash flow disclosure:
Cash paid for interest, net of interest capitalized	$4,008	$9,318
Cash paid for income taxes, net of refunds received	17,936	20,900
Supplemental disclosure of non-cash items:
Capital expenditures included in accrued expenses and other current liabilities	3,957	10,711

The accompanying notes are an integral part of these condensed consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1—ORGANIZATION AND BACKGROUND

Organization

Tropicana Entertainment Inc. (the “Company,” “TEI,” “we,” “us,” or “our”), a Delaware corporation, is an owner and operator of regional casino and entertainment properties located in the United States and one hotel, timeshare and casino resort located on the island of Aruba.

The Company’s United States properties include two casinos in Nevada and one casino in each of Indiana, Louisiana, Mississippi, Missouri and New Jersey. In addition, the Company owns a property in Aruba. The Company views each property as an operating segment which it aggregates by region in order to present its reportable segments: (i) East, (ii) Central, (iii) West and (iv) South. The current operations of the Company, by region, include the following:

•	East—Tropicana Casino and Resort, Atlantic City (“Tropicana AC”) located in Atlantic City, New Jersey;

•

Central—Tropicana Evansville (“Tropicana Evansville”) located in Evansville, Indiana; and Lumière Place Casino, HoteLumière, the Four Seasons Hotel St. Louis (collectively, “Lumière Place”) located in Saint Louis, Missouri;

•	West—Tropicana Laughlin Hotel and Casino (“Tropicana Laughlin”) located in Laughlin, Nevada; and MontBleu Casino Resort & Spa (“MontBleu”) located in South Lake Tahoe, Nevada; and

•

South—Belle of Baton Rouge Casino and Hotel (“Belle of Baton Rouge”) located in Baton Rouge, Louisiana; Trop Casino Greenville (“Tropicana Greenville”) located in Greenville, Mississippi; and Tropicana Aruba Resort & Casino (“Tropicana Aruba”) located near Eagle Beach, Aruba.

The Company, through its wholly-owned subsidiary, TEI Management Services LLC, also provided management services to the Taj Mahal Casino Hotel property (“Taj Mahal”) in Atlantic City through its sale in March 2017 and, through September 30, 2018, provided services to the closed Plaza Hotel in Atlantic City (see Note 12—Related Party Transactions). In addition, the Company, through its wholly-owned subsidiary, TropWorld Games LLC, operates an online social gaming site. The operating results of all other subsidiaries of the Company are reported under the heading of “Corporate and other” as they have been determined to not meet the aggregation criteria as separately reportable segments.

Background

The Company was formed on May 11, 2009 to acquire certain assets of Tropicana Entertainment Holdings, LLC (“TEH”), and certain of its subsidiaries pursuant to their plan of reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Company also acquired Columbia Properties Vicksburg (“CP Vicksburg”), JMBS Casino, LLC (“JMBS Casino”) and CP Laughlin Realty, LLC (“CP Laughlin Realty”), all of which were part of the same plan of reorganization (the “Plan”) as TEH (collectively, the “Predecessors”). In addition, the Company acquired certain assets of Adamar of New Jersey, Inc. (“Adamar”), an unconsolidated subsidiary of TEH, pursuant to an amended and restated asset purchase agreement, including Tropicana AC. The reorganization of the Predecessors and the acquisition of Tropicana AC (together, the “Restructuring Transactions”) were consummated and became effective on March 8, 2010 (the “Effective Date”), at which time the Company acquired Adamar and several of the Predecessors’ gaming properties and related assets. Adamar was not a party to the Predecessors’ bankruptcy. Prior to March 8, 2010, the Company conducted no business, other than in connection with the reorganization of the Predecessors and the acquisition of Tropicana AC, and had no material assets or liabilities.

Merger Agreement

On April 15, 2018, the Company entered into (i) a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement”) with GLP Capital, L.P., a Pennsylvania limited partnership (“GLP”), and (ii) an Agreement and Plan of Merger (the “Merger Agreement”) with Eldorado Resorts, Inc., a Nevada corporation (“Parent”), Delta Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and GLP, pursuant to which the Company agreed to sell its real estate assets to GLP and its gaming and hotel operations to Parent for an aggregate consideration of approximately $1.85 billion in cash, which amount is subject to adjustment, including for certain tax distributions payable by the Company under the Disaffiliation Agreement (as defined below).

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

Subject to the terms of the Real Estate Purchase Agreement, the Company agreed to sell the real property assets held by its subsidiaries, other than the Company’s operations and subsidiaries located in Aruba (the “Aruba Operations”), to GLP (the “Real Estate Purchase”) for a purchase price of $1.21 billion. In order for GLP to timely obtain the necessary regulatory approvals, the Real Estate Purchase Agreement was subsequently amended to provide for (i) the purchase of substantially all of the real property assets owned by the Company, other than the MontBleu, Lumière Place and the Aruba Operations, and (ii) the purchase of the real property assets owned by the Company associated with Lumière Place by Tropicana St. Louis RE LLC, a wholly owned subsidiary of Parent. Immediately following the Real Estate Purchase, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”). Following the consummation of the Merger, the Company became a wholly-owned subsidiary of Parent.

In connection with the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement, the Company agreed to use its reasonable efforts to cause the Aruba Operations to be distributed, transferred or disposed of by the Company prior to the closing of the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement.

The closing of the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement were subject to customary conditions, including, among other things, the receipt of certain regulatory and gaming approvals, and the transfer or disposal of the Aruba operations.

On October 1, 2018, the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement were completed, along with the sale of the Aruba operations. See Note 20—Subsequent Events for further discussion.

In addition, prior to the closing of the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement, the Company terminated its relationship with Insight Portfolio Group, LLC (see Note 12—Related Party Transactions, Insight Portfolio Group, LLC).

Disaffiliation Agreement

In connection with the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement, the Company, on behalf of itself and its subsidiaries, entered into a disaffiliation agreement with AEPC, a significant stockholder of the Company and Parent (the “Disaffiliation Agreement”), pursuant to which the parties thereto agreed to address certain tax and other matters relating to the separation of the Company from AEPC and its affiliates and to address the existing agreements between the Company and its subsidiaries, on the one hand, and AEPC and its affiliates, on the other, under the Tax Allocation Agreement that was entered into on September 16, 2017 (see Note 12—Related Party Transactions, Tax Allocation Agreement).

The Company is part of the AEPC affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended) and from and after September 16, 2017, AEPC and its subsidiaries file consolidated federal tax returns with the Company and its subsidiaries. The relationship of the parties thereto with respect to tax preparation, tax payments and certain other matters was governed by the Tax Allocation Agreement between the Company and AEPC. Pursuant to the terms of the Disaffiliation Agreement, at the effective time of the transactions contemplated by the Merger Agreement (the “Effective Time”), the Tax Allocation Agreement was terminated. The Disaffiliation Agreement governs the relationship of the parties from and after the Effective Time with respect to the matters set forth therein.

As the Real Estate Purchase was a taxable transaction, pursuant to Section 5(c) of the Disaffiliation Agreement, AEPC was entitled to receive a tax distribution from the Company in respect of the federal income tax expected to result from or be attributable to the Real Estate Purchase pursuant to the terms of the Real Estate Purchase Agreement.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain disclosures required by generally accepted accounting principles in the United States (“GAAP”) are omitted or condensed in these condensed consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) that are necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods have been made. The interim results reflected in these condensed consolidated financial statements are not necessarily indicative of results to be expected for the full fiscal year. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, from which the accompanying condensed consolidated balance sheet information as of that date was derived.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated in the Company’s financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets, certain tax liabilities, estimated cash flows in assessing the impairment of long-lived assets, intangible assets, Casino Reinvestment Development Authority (the “CRDA”) investments, self-insured liability reserves, customer loyalty program reserves, contingencies, litigation, claims, assessments and loss contingencies. Actual results could differ from these estimates.

Restricted Cash

Restricted cash consists primarily of cash held in separate bank accounts designated for specific purposes. At both September 30, 2018 and December 31, 2017, $7.4 million was restricted to collateralize letters of credit. Also at September 30, 2018 and December 31, 2017, $5.1 million and $6.6 million, respectively, was held in a separate bank account to be used for purchases of replacement furniture, fixtures and equipment at the Four Seasons Hotel St. Louis, as required by contract. In addition, at September 30, 2018 and December 31, 2017, a total of $2.3 million and $1.9 million, respectively, was held as restricted cash as required by gaming regulatory agencies in Nevada, New Jersey and Missouri.

Fair Value of Financial Instruments

As defined under GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized in a current or future market exchange. See Note 3—Fair Value for further detail related to the fair value of financial instruments.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

Revenue Recognition

The Company’s revenue contracts with customers consist primarily of gaming wagers, hotel room sales, food and beverage transactions, and sales of other retail goods and services. Casino revenue represents the difference between wins and losses from gaming activities. The Company applies a practical expedient by accounting for gaming contracts on a portfolio basis, rather than as individual contracts, as gaming wagers have similar characteristics and the Company reasonably expects the effects on the financial statements will not differ materially from that which would result if applying the revenue recognition standard to each individual wagering transaction. Room, food and beverage and other operating revenues are recognized at the time the goods or services are provided, and are recorded net of any sales, use and other applicable taxes that are collected by the Company at the point of sale.

The Company’s gaming wager contracts involve multiple performance obligations for those customers who participate in the Company’s loyalty programs (the “Programs”). Under the Programs, customers earn points from their gaming wager activities, which may be redeemed, subject to certain limitations and the terms of the programs, for free slot play, cash, food, beverages, rooms or merchandise. For purposes of allocating the transaction price in a wagering transaction between the gaming performance obligation and the obligation associated with the loyalty points earned, the Company determines the stand-alone selling price of the loyalty points earned, which is the retail value of the free slot play, services or merchandise for which points can be redeemed. Since the stand-alone selling price for wagers is highly variable and no set established price can be determined for such wagers, the amount of revenue allocated to the gaming wager is determined using the residual approach, after determining the value of the loyalty points. The gaming revenue is recognized when the wagers occur; the loyalty point liability amount is deferred and recognized as revenue when the customer redeems their points, at the retail value of rooms, food and beverage or other goods and services. See “Adoption of New Accounting Standards” below, for discussion of the impact of the adoption of ASC Topic 606 as of January 1, 2018 and Note 19—Segment Information, for disaggregation of revenue detail for our reportable segments.

Timeshare Sales

The Company accounts for sales of timeshare intervals at the Tropicana Aruba in accordance with ASC 978, Real Estate—Time Sharing Activity. Sales of timeshare intervals, the majority of which are sold under a credit arrangement, are recorded net of an estimated allowance for bad debt. Costs associated with the timeshare units, including building and renovation costs, furniture, fixtures and equipment, and other costs directly attributable to the timeshare units are recorded as timeshare inventory. In addition, incremental revenue over related costs generated from the daily rental of the designated timeshare units is recorded as a reduction of the timeshare inventory, as opposed to hotel revenue. A cost of sales is calculated, using the total timeshare inventory as a percentage of the potential timeshare interval sales, and a portion of the inventory is recorded as cost of sales expense as each timeshare interval is sold.

Customer Contract Liabilities

The Company provides numerous goods and services to its customers. There is often a timing difference between payments by customers and recognition of revenue for each of the related performance obligations. The Company’s primary types of liabilities associated with contracts with customers are (1) loyalty program liabilities, (2) outstanding chip and slot voucher liability and (3) customer deposits and other deferred revenue for gaming and non-gaming products and services to be provided in the future. The loyalty program liabilities represent a deferral of casino revenue until the customer redeems the incentives earned, and are typically expected to be redeemed and recognized within one year or sooner of being earned. The Program liabilities are recorded net of an estimated “breakage” factor, which assumes that some points will expire without being redeemed; the breakage is estimated based on historical redemption rates at each Tropicana property, as redemption and expiration periods of Program incentives vary at each property. Outstanding chip and slot voucher liabilities represents amounts owed to customers for gaming chips and slot tickets in their possession, which are expected to be recognized as revenue or redeemed within one year. Customer deposits and other deferred revenue includes cash deposits made by customers for future services to be provided by the Company, including deposits for services such as gaming and internet gaming activities, timeshare sales and maintenance fees and hotel room stays, which are expected to be recognized as revenue or refunded to the customer within one year of the date the deposit was recorded. In the case of a hotel contract involving multiple days, the transaction price is recognized as revenue over the days based on the contract rate for each night’s stay.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

The following table summarizes the liabilities related to contracts with customers (in thousands):

	Loyalty Program Liabilities		Outstanding Chip and Voucher Liabilities		Customer Deposits and Other Deferred Revenue
	2018	2017	2018	2017	2018	2017
Balances at January 1	$7,947	$9,234	$4,718	$4,689	$5,019	$4,358
Balances at September 30	6,753	8,645	5,541	4,041	6,000	5,723

Increase (decrease), net	$(1,194)	$(589)	$823	$(648)	$981	$1,365

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that included the enactment date. Future tax benefits are recognized to the extent that realization of those benefits is considered more likely than not, and a valuation allowance is established for deferred tax assets which do not meet this threshold.

Adoption of New Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. This ASU was amended by ASU No. 2015-14, issued in August 2015, which deferred the original effective date by one year; the effective date is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2017, using one of two retrospective application methods. In addition, the FASB issued several other amendments during 2016 to FASB ASC Topic 606, Revenue from Contracts with Customers that include implementation guidance to principal versus agent considerations, guidance to identifying performance obligations, licensing guidance, technical guidance and other narrow scope improvements.

This standard provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services provided to the customer. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The Company adopted this standard on January 1, 2018, using the full retrospective method, which required the restatement of prior period results reported. The adoption of this standard principally affects the presentation of rewards earned and redeemed by our customers under our loyalty programs. Under the new standard, incentives earned by our customers as a result of their gaming activity under our loyalty programs creates a separate performance obligation, which requires the deferral of a portion of the gaming revenue for the value of that obligation. When the customer redeems the incentives and the performance obligation is fulfilled, the deferred revenue is recognized in the venue that provides the goods or services (for example, hotel, food, beverage, or other) at the retail value of the goods or services provided. Before the adoption of this standard, loyalty program redemptions were recorded as complimentary revenues within the venue of redemption, with a corresponding deduction through promotional allowances. As a result of the adoption of this standard, the deduction for promotional allowances is eliminated.

The standard also requires the deferred revenue obligation to be measured at the expected retail value of the benefits owed to the customer, adjusted for expected redemptions (“breakage”) by customers; previously, the liability for loyalty program incentives was measured at the anticipated cost of the benefits to be provided, adjusted for expected breakage. As a result of the adoption of this standard, the deferred revenue obligation for incentives earned but not yet redeemed by our customers increased by approximately $3 million.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

In addition, the adoption of this standard requires certain adjustments and other reclassifications within revenue and expense categories on our statement of income, which did not impact our previously reported operating income or net income.

The tables below provide a reconciliation of results as previously reported and the resulting impacts from the adoption of ASC 606 and ASU No. 2016-18, Restricted Cash, which is described below (in thousands except per share data):

Consolidated Balance Sheet

	Balance at December 31, 2017
	As Previously Reported	Adoption of ASC 606	As Adjusted
Deferred tax assets, net	$57,693	$620	$58,313
Total assets	1,199,482	620	1,200,102
Accrued expenses and other current liabilities	91,694	2,761	94,455
Total liabilities	282,130	2,761	284,891
Retained earnings	395,561	(2,141)	393,420
Total shareholders’ equity	917,352	(2,141)	915,211
Total liabilities and shareholders’ equity	$1,199,482	$620	$1,200,102

Consolidated Statements of Income

	Three months ended September 30, 2017			Nine months ended September 30, 2017
	As Previously Reported	Adoption of ASC 606	As Adjusted	As Previously Reported	Adoption of ASC 606	As Adjusted
Casino revenue	$189,840	$(43,039)	$146,801	$543,228	$(110,058)	$433,170
Rooms, food, beverage and other revenue	81,411	15,420	96,831	214,111	33,553	247,664
Promotional allowances	(25,646)	25,646	—	(72,051)	72,051	—
Net revenue	245,605	(1,973)	243,632	685,288	(4,454)	680,834
Operating costs and expenses	171,512	(1,959)	169,553	557,288	(4,638)	552,650
Operating income	74,093	(14)	74,079	128,000	184	128,184
Income before taxes	69,911	(14)	69,897	133,304	184	133,488
Income tax expense	(25,320)	4	(25,316)	(49,599)	(69)	(49,668)
Net income	$44,591	$(10)	$44,581	$83,705	$115	$83,820
Income per common share	$1.84	$—	$1.84	$3.42	$—	$3.42

Consolidated Statement of Cash Flows

	Nine months ended September 30, 2017
	As Previously Reported	Adoption of ASC 606	Adoption of ASU No. 2016-18	As Adjusted
Net income	$83,705	$115	$—	$83,820
Restricted cash funded—operating activities	29	—	(29)	—
Accounts payable, accrued expenses and other liabilities	31,094	(115)	—	30,979
Net cash provided by operating activities	135,731	—	(29)	135,702
Restricted cash funded—investing activities	(578)	—	578	—
Net cash used in investing activities	(89,420)	—	578	(88,842)
Restricted cash funded—financing activities	(9)	—	9	—
Net cash used in financing activities	(163,259)	—	9	(163,250)
Net increase in cash	(116,948)	—	558	(116,390)
Cash, cash equivalents and restricted cash, beginning of period	239,615	—	14,842	254,457
Cash, cash equivalents and restricted cash, end of period	$122,667	$—	$15,400	$138,067

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU seeks to reduce the diversity currently in practice by providing guidance on the presentation of eight specific cash flow issues in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted ASU No. 2016-15 on January 1, 2018; the adoption of this standard did not have any impact on our consolidated statement of cash flows.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

In October 2016, the FASB issued ASU No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which amends FASB ASC Topic 740, Income Taxes. This ASU requires the recognition of income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Current U.S. GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This ASU is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU No. 2016-16 on January 1, 2018; the adoption of this standard did not have any impact on our consolidated financial position, results of operations, cash flows and related disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU requires that the statement of cash flows explain the change during the period of total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU No. 2016-18 on January 1, 2018. The adoption of this standard resulted in a restatement of our statement of cash flows for the prior year, to show the change in total cash, including amounts included as restricted cash, and to include restricted cash in the beginning and ending period cash balances

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases. This ASU requires the recognition of right-of-use assets and lease liabilities, measured at the present value of the future minimum lease payments, by lessees for those leases classified as operating leases under previous guidance. In addition, among other changes to the accounting for leases, this ASU retains the distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous guidance. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The amendments in this ASU should be applied using a modified retrospective approach. Early application is permitted. The Company continues to evaluate the impact of this guidance. We believe the most significant impact will relate to the recognition of right-of-use assets and lease liabilities on our consolidated balance sheets for long-term operating leases. We anticipate our assessment and implementation plan to be ongoing during the remainder of 2018.

A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our condensed consolidated financial statements.

NOTE 3—FAIR VALUE

The carrying values of the Company’s cash and cash equivalents, restricted cash, receivables and accounts payable approximate fair value because of the short term maturities of these instruments. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

•	Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•

Level 2—Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

•

Level 3—Unobservable inputs reflect the Company’s judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, including its own data.

The following table presents a summary of fair value measurements by level for certain assets measured at fair value on a recurring basis included in the accompanying condensed consolidated balance sheets at September 30, 2018 and December 31, 2017 (in thousands):

	Input Levels for Fair Value Measurements
	Level 1	Level 2	Level 3	Total
September 30, 2018
Assets:
CRDA deposits, net	$—	$—	$487	$487
December 31, 2017
Assets:
CRDA deposits, net	$—	$—	$587	$587

Funds on deposit with the CRDA are held in an interest bearing account by the CRDA. Interest is earned at the stated rate that approximates two-thirds of the current market rate for similar assets. The Company records charges to expense to reflect the lower return on investment and records the deposits at fair value. As of September 30, 2018 and December 31, 2017, the remainder of funds on deposit with the CRDA which are not attributable to the amended CRDA grant agreement, as discussed further in Note 7—Investments, are classified in the fair value hierarchy as Level 3, and estimated using valuation allowances calculated based on market rates for similar assets and other information received from the CRDA.

The following table summarizes the changes in fair value of the Company’s Level 3 CRDA deposits (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Beginning Balance	$491	$1,023	$587	$1,202
Realized or unrealized gains/(losses)	(362)	(383)	(975)	(445)
Additional CRDA deposits	364	—	1,012	665
Purchases of CRDA investments	(6)	383	(137)	(399)

Ending Balance	$487	$1,023	$487	$1,023

Realized or unrealized gains/(losses) related to the Level 3 investments held at the end of the reporting period are included in general and administrative expenses on the accompanying condensed consolidated statements of income. There were no transfers between fair value levels during the periods ended September 30, 2018 and 2017.

Long-term Debt

The Company’s long-term debt is carried at amortized cost in the accompanying consolidated balance sheets. The fair value of the Company’s long-term debt is a Level 2 fair value measurement and has been estimated based upon quoted market prices for similar issues. The estimated fair value of long-term debt as of September 30, 2018 and December 31, 2017 is approximately $63.0 million and $139.4 million, respectively. See Note 10—Debt for the discussion regarding the Company’s optional prepayments of long-term debt.

CRDA Bonds

The Company’s CRDA bonds are classified as held-to-maturity since the Company has the ability and intent to hold these bonds to maturity and under the CRDA, the Company is not permitted to do otherwise. The CRDA bonds are initially recorded at a discount to approximate fair value. After the initial determination of fair value, the Company will analyze the CRDA bonds

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

quarterly for recoverability based on management’s historical collection experience and other information received from the CRDA. If indications exist that the CRDA bond is impaired, additional allowances will be recorded. The fair value of the Company’s CRDA bonds is considered a Level 3 fair value measurement. The CRDA bonds carrying value as of September 30, 2018 and December 31, 2017 net of the unamortized discount and allowances was $6.2 million and $6.5 million, respectively, which approximates fair value. See Note 7—Investments for more detail related to the CRDA bonds.

NOTE 4—RECEIVABLES

Receivables consist of the following (in thousands):

	September 30, 2018	December 31, 2017
Casino	$10,825	$11,803
Hotel	6,912	6,287
Income tax receivable	4,840	9,414
Other	20,546	18,429

Receivables, gross	43,123	45,933
Allowance for doubtful accounts	(8,254)	(8,461)

Receivables, net	$34,869	$37,472

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	Estimated life (years)	September 30, 2018	December 31, 2017
Land	—	$118,268	$118,271
Buildings and improvements	10 - 40	734,519	711,339
Furniture, fixtures and equipment	3 - 7	331,777	310,890
Riverboats and barges	5 - 15	12,315	12,764
Construction in progress	—	21,856	16,435

Property and equipment, gross		1,218,735	1,169,699
Accumulated depreciation		(412,174)	(359,011)

Property and equipment, net		$806,561	$810,688

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of purchase price over fair value of assets acquired and liabilities assumed in business combinations or under fresh-start reporting. Goodwill and other indefinite-life intangible assets are subject to an annual assessment for impairment during the fourth quarter, or more frequently if there are indications of possible impairment, by applying a fair-value-based test. In accordance with accounting guidance related to goodwill and other intangible assets, the Company tests for impairment of goodwill and indefinite-lived intangible assets annually in the fourth quarter of each year and in certain situations between those annual dates. See Note 2—Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for more detail related to the goodwill impairment analysis.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

The carrying amounts of Goodwill by segment are as follows (in thousands):

	September 30, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Impairment	Net Carrying Value	Gross Carrying Amount	Accumulated Impairment	Net Carrying Value
Central	$14,224	$—	$14,224	$14,224	$—	$14,224
South	1,731	(1,731)	—	1,731	(1,731)	—
Corporate and other	10,704	(9,071)	1,633	10,704	(9,071)	1,633

Total	$26,659	$(10,802)	$15,857	$26,659	$(10,802)	$15,857

Intangible assets consist of the following (in thousands):

	Estimated life (years)	September 30, 2018	December 31, 2017
Trade name	Indefinite	$25,500	$25,500
Gaming licenses	Indefinite	37,387	37,387
Customer lists	3	7,660	7,660
Favorable lease	5 - 42	13,260	13,260
Intellectual property, other	1	550	550

Total intangible assets		84,357	84,357
Less accumulated amortization:
Customer lists		(3,910)	(2,035)
Favorable lease		(2,883)	(2,620)
Intellectual property, other		(550)	(412)

Total accumulated amortization		(7,343)	(5,067)

Intangible assets, net		$77,014	$79,290

Upon the adoption of fresh-start reporting, the Company recognized an indefinite life trade name related to the “Tropicana” trade name and indefinite life gaming licenses related to entities that are located in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. At both September 30, 2018 and December 31, 2017 the indefinite life gaming licenses consist of $28.7 million and $8.7 million related to Tropicana Evansville and Lumière Place, respectively.

Customer lists represent the value associated with customers enrolled in our customer loyalty programs and are amortized on a straight-line basis over three years. On March 31, 2017, concurrently with the sale of the Taj Mahal (see Note 12—Related Party Transactions), the Company purchased the Taj Mahal customer database and certain other intellectual property for an aggregate purchase price of $8.05 million. The Company has estimated the value of the customer database to be $7.5 million, which is being amortized over a period of three years commencing April 1, 2017. The remainder of the purchase price, estimated to represent the fair value of the intellectual property, was amortized on a straight line basis over one year, commencing April 1, 2017. Total amortization expense related to customer lists and intellectual property, which is included in depreciation and amortization expense, for the three months ended September 30, 2018 and 2017 was $0.6 million and $0.8 million, respectively, and for the nine months ended September 30, 2018 and 2017 was $2.0 million and $1.5 million, respectively. Estimated annual amortization related to customer lists and intellectual property is anticipated to be $2.6 million in 2018, $2.5 million in 2019 and $0.6 million in 2020.

Favorable lease arrangements were valued upon adoption of fresh-start reporting and are being amortized to rental expense on a straight-line basis over the remaining useful life of the respective leased facility. In connection with the Tropicana AC acquisition, the Company also recognized intangible assets relating to favorable lease arrangements which are being amortized to tenant income on a straight-line basis over the terms of the various leases. Additionally, in connection with the acquisition of Tropicana Aruba, the Company recognized intangible assets relating to a favorable land lease arrangement which is amortized to rental expense on a straight-line basis over the remaining term of the land lease. Amortization expense related to favorable lease arrangements, which is amortized to rental expense or tenant income, as applicable, for each of the three months ended September 30, 2018 and 2017 was $0.1 million, and for each of the nine months ended September 30, 2018 and 2017 was $0.3 million.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

NOTE 7—INVESTMENTS

CRDA

The New Jersey Casino Control Act provides, among other things, for an assessment of licensees equal to 1.25% of gross gaming revenues and 2.5% of internet gaming gross revenues in lieu of an investment alternative tax equal to 2.5% of gross gaming revenues and 5% on internet gaming gross revenues. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions or by depositing funds with the CRDA. Funds deposited with the CRDA may be used to purchase bonds designated by the CRDA or, under certain circumstances, may be donated to the CRDA in exchange for credits against future CRDA investment obligations. The carrying value of the total investments at September 30, 2018 and December 31, 2017 approximates their fair value.

CRDA investments consist of the following (in thousands):

	September 30, 2018	December 31, 2017
Investment in bonds—CRDA	$18,869	$19,211
Less unamortized discount	(8,025)	(8,089)
Less valuation allowance	(4,644)	(4,616)
Deposits—CRDA	1,592	1,331
Less valuation allowance	(1,105)	(584)
Direct investment—CRDA	2,192	1,578
Less valuation allowance	(2,192)	(1,578)

Total CRDA investments	$6,687	$7,253

The CRDA bonds have various contractual maturities that range up to 40 years. Actual maturities may differ from contractual maturities because of prepayment rights. The Company treats CRDA bonds as held-to-maturity since the Company has the ability and the intent to hold these bonds to maturity and under the CRDA, the Company is not permitted to do otherwise. As such, the CRDA bonds are initially recorded at a discount to approximate fair value.

After the initial determination of fair value, the Company analyzes the CRDA bonds for recoverability on a quarterly basis based on management’s historical collection experience and other information received from the CRDA. If indications exist that the CRDA bond is impaired, additional valuation allowances are recorded.

Funds on deposit with the CRDA are held in an interest bearing account by the CRDA. Interest is earned at the stated rate that approximates two-thirds of the current market rate for similar assets. The Company records charges to expense to reflect the lower return on investment and records the deposit at fair value on the date the deposit obligation arises. During the three months ended September 30, 2018 and 2017, the Company recorded charges of $0.3 million and $0.8 million, respectively, to general and administrative expenses on the accompanying condensed consolidated statements of income, representing the changes in these investment reserves. During the nine months ended September 30, 2018 and 2017, the Company recorded a charge of $1.0 million and a reduction of $0.7 million, respectively, to general and administrative expenses on the accompanying condensed consolidated statements of income, representing the changes in these investment reserves.

As a result of the NJ PILOT Law, which was enacted in May 2016 (see further discussion in Note 13—Commitments and Contingencies, NJ PILOT Law), the portion of investment alternative tax payments made by casino operators which are deposited with the CRDA and which have not been pledged for the payment of bonds issued by the CRDA will be allocated to the State of New Jersey for purposes of paying debt service on bonds previously issued by Atlantic City. That portion of the deposits which will be allocated to the State of New Jersey are no longer recorded as an investment with a corresponding valuation allowance, but are charged directly to general and administrative expenses. During each of the three months ended

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

September 30, 2018 and 2017, the Company recorded charges of $1.0 million to general and administrative expenses on the accompanying condensed consolidated statements of income, representing that portion of investment alternative tax payments that will be allocated to the State of New Jersey under the NJ PILOT Law and have no future value to the Company. During the nine months ended September 30, 2018 and 2017, the Company recorded charges of $2.8 million and $2.9 million, respectively, to general and administrative expenses on the accompanying condensed consolidated statements of income, representing that portion of investment alternative tax payments that will be allocated to the State of New Jersey under the NJ PILOT Law and have no future value to the Company.

In 2014, the Company was approved to use up to $18.8 million of CRDA deposits (“Approved CRDA Project Funds”) for certain capital expenditures relating to Tropicana AC. In April 2016, the CRDA approved an application by the Company to increase the scope of the approved Tropicana AC project to include additional project elements and amend the CRDA grant agreement related to the Tropicana AC project to permit (i) an $8 million increase in the CRDA fund reservation and corresponding increase in the Approved CRDA Project Funds from $18.8 million to $26.8 million, and (ii) a rescheduled substantial completion date for the Tropicana AC project to not later than June 30, 2017. In exchange for the approval, the Company agreed to donate the balance of its CRDA deposits in the amount of approximately $7.1 million to the CRDA pursuant to NJSA 5:12-177. The project was completed by June 30, 2017, and all funds due to Tropicana AC under this agreement were received in full by December 31, 2017.

Ruby Seven Studios, Inc.

In March 2015, the Company, through its wholly-owned subsidiary, TropWorld Games LLC (“TWG”) entered into an agreement with Ruby Seven Studios, Inc. (“Ruby Seven”) to develop an online social gaming site. In accordance with that agreement, in July 2015, TEI R7, a wholly-owned subsidiary of the Company, exercised an option to acquire 1,827,932 shares of Ruby Seven’s Series A-1 Preferred Stock for $1.5 million, representing approximately 13.7% of the equity ownership of Ruby Seven. The investment in Ruby Seven was recorded at cost.

Ruby Seven entered into a merger agreement with a third party pursuant to which Ruby Seven merged into the third party in a transaction that closed in February 2016. TEI R7 approved the agreement. As a result of the merger transaction, all of Ruby Seven’s outstanding shares (including the shares held by TEI R7) were canceled and the Ruby Seven shareholders received merger consideration in exchange for their shares. At closing, TEI R7 received cash in the approximate amount of $0.8 million, plus an earn-out consideration over three years following the closing, with a minimum earn-out of approximately $0.7 million, which is included in long-term assets on the accompanying condensed consolidated balance sheets as of September 30, 2018 and December 31, 2017.

NOTE 8—LONG-TERM PREPAID RENT AND OTHER ASSETS

Long-term prepaid rent and other assets consist of the following (in thousands):

	September 30, 2018	December 31, 2017
Tropicana Evansville prepaid rent	$20,681	$22,618
Deposits	2,100	2,173
Timeshare inventory	4,059	3,656
Other	7,190	5,455

Long-term prepaid rent and other assets	$34,030	$33,902

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

NOTE 9—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2018	December 31, 2017
Accrued payroll and benefits	$30,383	$44,644
Accrued gaming and related	17,768	17,391
Accrued taxes	20,260	13,366
Other accrued expenses and current liabilities	18,570	19,054

Total accrued expenses and other current liabilities	$86,981	$94,455

NOTE 10—DEBT

Debt consists of the following (in thousands):

	September 30, 2018	December 31, 2017
Term Loan Facility, due 2020, interest at 7.3% and 4.6% annually at September 30, 2018 and December 31, 2017, respectively, net of unamortized discount of $0.1 and $0.3 million at September 30, 2018 and December 31, 2017, respectively, and debt issuance costs of $0.3 million and $1.0 million at September 30, 2018 and December 31, 2017, respectively	$62,585	$136,721
Less current portion of debt	—	—

Total long-term debt, net	$62,585	$136,721

Credit Facilities

On November 27, 2013, the Company entered into (i) a senior secured first lien term loan facility in an aggregate principal amount of $300 million, issued at a discount of 0.5% (the “Term Loan Facility”) and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $15 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Credit Facilities”). Commencing on December 31, 2013, the Term Loan Facility is amortized in equal quarterly installments of $750,000, with any remaining balance payable on the final maturity date of the Term Loan Facility, which is November 27, 2020.

The Revolving Facility was terminated by the Company effective March 31, 2017, in accordance with the terms of the Credit Agreement. There were no amounts outstanding under the Revolving Facility at the time of the termination.

Approximately $172.4 million of the net proceeds from the Term Loan Facility were used to repay in full the principal amounts outstanding under the Company’s then existing credit facilities, which were terminated effective as of November 27, 2013. A portion of the proceeds from the Term Loan Facility was used to finance the Company’s acquisition of Lumière Place in April 2014.

The Term Loan Facility accrues interest, at the Company’s option, at a per annum rate equal to either (i) the LIBO Rate (as defined in the Credit Agreement) (subject to a 1.00% floor) plus an applicable margin equal to 3.00%, or (ii) the alternate base rate (as defined in the Credit Agreement) (subject to a 2.00% floor) plus an applicable margin equal to 2.00%; such that in either case, the applicable interest rate shall not be less than 4.0% annually. The interest rate increases by 2.00% following certain defaults. As of September 30, 2018, the interest rate on the Term Loan Facility was 7.3% annually.

The Term Loan Facility is guaranteed by all of the Company’s domestic subsidiaries, subject to limited exceptions, and additional subsidiaries may be required to provide guarantees, subject to limited exceptions. The Term Loan Facility is secured by a first lien on substantially all assets of the Company and the domestic subsidiaries that are guarantors, with certain limited exceptions. Subsidiaries that become guarantors will be required, with certain limited exceptions, to provide first liens and security interests in substantially all their assets to secure the Term Loan Facility.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

At the election of the Company and subject to certain conditions, including a maximum senior secured net leverage ratio of 3.25:1.00, the amount available under the Term Loan Facility may be increased, which increased amount may be comprised of additional term loans and revolving loans.

The Term Loan Facility may be prepaid at the option of the Company at any time without penalty (other than customary LIBO Rate breakage fees). In September 2017 and December 2017, the Company made optional prepayments of principal on the Term Loan Facility of $125 million and $25 million, respectively. In addition, the Company made optional prepayments of principal on the Term Loan Facility of $50 million in May 2018 and $25 million in July 2018. Under the terms of the Term Loan Facility, the optional prepayments are applied first to the next four quarterly mandatory principal payments, and second, to reduce on a pro-rata basis, the remaining scheduled principal payments. As a result of the optional prepayments, the Company wrote off a portion of the debt issuance costs and discount totaling $1.4 million in 2017 and $0.5 million during the nine months ended September 30, 2018.

The Company is required to make mandatory payments of the Term Loan Facility with (i) net cash proceeds of certain asset sales (subject to reinvestment rights), (ii) net cash proceeds from certain issuances of debt and equity (with certain exceptions), (iii) up to 50% of annual excess cash flow (as low as 0% if the Company’s total leverage ratio is below 2.75:1.00), and (iv) certain casualty proceeds and condemnation awards (subject to reinvestment rights).

Key covenants binding the Company and its subsidiaries include limitations on indebtedness, liens, investments, acquisitions, asset sales, dividends and other restricted payments, and affiliate and extraordinary transactions. Key default provisions include (i) failure to repay principal, interest, fees and other amounts owing under the facility, (ii) cross default to certain other indebtedness, (iii) the rendering of certain judgments against the Company or its subsidiaries, (iv) failure of security documents to create valid liens on property securing the Term Loan Facility and to perfect such liens, (v) revocation of casino, gambling, or gaming licenses, (vi) the Company’s or its material subsidiaries’ bankruptcy or insolvency; and (vii) the occurrence of a Change of Control (as defined in the Credit Agreement). Many defaults are also subject to cure periods prior to such default giving rise to the right of the lenders to accelerate the loans and to exercise remedies. The Company was in compliance with the covenants of the Term Loan Facility at September 30, 2018.

NOTE 11—IMPAIRMENT CHARGES, OTHER WRITE DOWNS AND RECOVERIES

Impairment charges, other write-downs and recoveries consist of the following (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Contract early termination costs	$200	$—	$383	$—
Gain on insurance recovery	—	—	—	(1,387)
Loss on disposal of assets	267	23	198	307

Total impairment charges, other write-downs and recoveries	$467	$23	$581	$(1,080)

Hotel Lumière Insurance Recovery

In 2016, we filed a property damage and business interruption claim with our insurance carrier related to our HoteLumière room renovation project which commenced in July 2016. In December 2016 we received insurance proceeds of $1.0 million as a partial payment toward the property damage claim, which was recorded as a gain in 2016. In March 2017, we received notice that the balance of the property damage claim of $1.3 million was approved and was subsequently paid in early April 2017. The business interruption claim was paid in December 2017.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

NOTE 12—RELATED PARTY TRANSACTIONS

Insight Portfolio Group LLC

Effective January 1, 2013, the Company acquired a minority equity interest in Insight Portfolio Group LLC (“Insight Portfolio Group”) and agreed to pay a portion of Insight Portfolio Group’s operating expenses. In addition to the minority equity interest held by the Company, a number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses. The Company may purchase a variety of goods and services as a member of the buying group at prices and on terms that the Company believes are more favorable than those which would be achieved on a stand-alone basis. Commencing in the second quarter of 2016, an officer of the Company also serves on the Board of Directors of Insight Portfolio Group. There were no payments made to Insight Portfolio Group during the three months ended September 30, 2018; $0.1 million was paid during the three months ended September 30, 2017. During each of the nine months ended September 30, 2018 and 2017, the Company paid $0.2 million to Insight Portfolio Group.

Prior to the closing of the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement, the Company terminated its relationship with Insight Portfolio Group, LLC.

WestPoint International, LLC

The Company and certain of its subsidiaries purchase sheets, towels and other products from WestPoint International, LLC (formerly WestPoint International, Inc., or “WPI”). WPI is an indirect wholly-owned subsidiary of Icahn Enterprises, which is indirectly controlled by Mr. Icahn. During the three months ended September 30, 2018 and 2017, the Company paid $0.6 million and $0.4 million, respectively, to WPI for purchases of these products. During the nine months ended September 30, 2018 and 2017, the Company paid $1.1 million and $1.3 million, respectively, to WPI for purchases of these products.

Trump Entertainment Resorts, Inc. Agreements

The Company and its subsidiaries have been a party to several agreements with Trump Entertainment Resorts, Inc. (“TER”) and its subsidiaries.

Management Agreement

On March 1, 2016, TEI Management Services LLC, a wholly owned subsidiary of the Company, entered into a management agreement with Trump Taj Mahal Associates, LLC (“TTMA”), an indirect wholly-owned subsidiary of TER and IEH Investments LLC (“IEH Investments”) (the “Management Agreement”) pursuant to which TEI Management Services LLC managed the Taj Mahal in Atlantic City, New Jersey, owned by TTMA, and provided consulting services relating to the former Plaza Hotel and Casino in Atlantic City, New Jersey, owned by Trump Plaza Associates LLC (“Plaza Associates”). The Management Agreement, which commenced upon receipt of required New Jersey regulatory approvals on April 13, 2016, was effective for an initial five year term. TTMA, IEH Investments and Plaza Associates are indirect wholly owned subsidiaries of Icahn Enterprises (see Note 14—Stockholders’ Equity).

In October 2016, the Taj Mahal discontinued its operation as a casino hotel. TTMA exercised its right to terminate the Management Agreement without Cause (as defined in the Management Agreement), effective March 31, 2017, concurrently with the sale of the Taj Mahal to a third party and the surrender of TTMA’s New Jersey casino license, at which time TEI Management Services LLC was paid a termination fee of $15 million pursuant to the provisions of the Management Agreement. The termination fee is reflected as “Termination fee from related party” in the accompanying condensed consolidated statements of income for the nine months ended September 30, 2017.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

For the nine months ended September 30, 2017, the Company recorded $1.3 million of management fee income as a result of the Management Agreement, which is included in Management fee from related party in the accompanying condensed consolidated statements of income. Due to the termination of the Management Agreement on March 31, 2017, there was no management fee income for the three months ended September 30, 2017.

Services Agreement

Effective April 1, 2017, Tropicana AC entered into a services agreement with TER (the “Services Agreement”), pursuant to which Tropicana AC performs certain administrative services for TER related to TTMA and Plaza Associates on a month to month basis in exchange for a one-time service fee in the amount of $0.6 million, which was paid on March 31, 2017. The Services Agreement, which originally had a one year term, was amended in March 2018 to extend the expiration to December 31, 2018. During the extension period, TER paid Tropicana AC a service fee of $50,000 per month for each month during the extended term. The terms of the Services Agreement allow either party to terminate the Services Agreement during the extended term upon thirty days advance written notice to the other party.

In accordance with the terms of the Services Agreement, Tropicana AC elected to terminate the agreement effective September 30, 2018.

Slot Lease and Purchase Agreements

Under a lease agreement dated September 12, 2016, with TTMA, Tropicana AC leased 250 slot machines commencing after the closing of the Taj Mahal. On January 18, 2017, TTMA agreed to terminate the slot lease agreement and Tropicana AC purchased the slot machines from TTMA for a purchase price of $2.5 million, less the amount of the monthly lease payments in the aggregate amount of $0.2 million made by Tropicana AC to TTMA under the lease agreement.

Database License and IP Sales Agreements

Effective October 1, 2016, the Company and TER entered into a Database License Agreement pursuant to which the Company licensed the Taj Mahal customer database from TER. On March 31, 2017 the Company and TER agreed to terminate the Database License Agreement and enter into a Customer Database and IP Sales Agreement, pursuant to which the Company purchased the Taj Mahal customer database and certain other intellectual property owned by TER, including the Taj Mahal trademark, for an aggregate purchase price of $8.05 million.

New Jersey Division of Gaming Enforcement Surplus Credit

In the second quarter of 2017, the New Jersey Division of Gaming Enforcement (“NJDGE”) distributed refunds to the Atlantic City casinos, in the form of credits which could be used to offset future monthly NJDGE operating cost charges. The refunds represented the excess of the NJDGE monthly costs paid by the operating Atlantic City casinos over the actual NJDGE operating costs incurred for the period July 1, 2015 through June 30, 2016. The Taj Mahal received a credit for approximately $0.4 million. The NJDGE agreed to allow Tropicana AC to purchase this credit from the Taj Mahal and apply it to payments for future NJDGE monthly charges by Tropicana AC. Tropicana AC purchased this credit from the Taj Mahal for $0.4 million in the second quarter of 2017.

In 2018, a similar credit for approximately $0.3 million was issued by the NJDGE to the Taj Mahal related to the NJDGE’s fiscal year ended June 30, 2017, and Tropicana AC was allowed to purchase this credit for $0.3 million in the second quarter of 2018, and similarly may apply it to payments for future NJDGE monthly charges by Tropicana AC.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

IEP Morris LLC

On June 27, 2017, IEP Morris LLC (“IEP Morris”), an affiliate of Icahn Enterprises, and Tropicana AC entered into a short term triple net lease agreement with annual rent of ten dollars ($10) (the “Lease Agreement”), pursuant to which Tropicana AC leased the property formerly known as The Chelsea Hotel, located in Atlantic City (“The Chelsea”) from IEP Morris. The Lease Agreement was terminated on July 6, 2017, at which time Tropicana AC paid IEP Morris approximately $5.5 million for an assignment of a mortgage on The Chelsea and rights under certain other related agreements, pursuant to which The Chelsea was acquired by IEP Morris. On July 6, 2017, Tropicana AC recorded a deed from IEP Morris conveying title to The Chelsea to Tropicana AC.

Icahn Enterprises Holdings L.P.

Tender Offer

On June 23, 2017, the Company and Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises”) commenced a tender offer to purchase severally, and not jointly, up to 5,580,000 shares of common stock in the aggregate, at a price not greater than $45.00 nor less than $38.00 per share, by means of a “modified” Dutch auction, on the terms and subject to the conditions set forth in the Offer to Purchase dated June 23, 2017 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constituted the “Offer”). The Offer was completed on August 9, 2017. The Offer was made severally, and not jointly, by the Company and Icahn Enterprises and upon the terms and subject to the conditions of the Offer, first, the Company severally, and not jointly, purchased 800,000 of the shares properly tendered, and second, Icahn Enterprises severally, and not jointly, purchased the remaining shares properly tendered, totaling 2,121,712 shares. All shares purchased by the Company and Icahn Enterprises were purchased at the maximum offer price per share of $45. As a result of the completion of the Offer, as of September 30, 2018, Mr. Icahn indirectly controlled approximately 83.9% of the voting power of the Company’s Common Stock (see Note 14—Stockholders’ Equity, Significant Ownership).

Tender Offer Agreement

In connection with the Offer, the Company and Icahn Enterprises entered into a Tender Offer Agreement, dated as of June 23, 2017 (the “Tender Offer Agreement”), pursuant to which Icahn Enterprises and the Company agreed that any amendment, extension, termination, waiver or other change or action under the terms of the Offer could not be made by either party without the consent of the other party.

Upon consummation of the Offer, Icahn Enterprises has agreed, pursuant to the Tender Offer Agreement, among other things:

•

not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 2, 2017;

•

other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company that is approved by the Special Committee of the Board of Directors (the “Special Committee”), for so long as Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) first, the Special Committee and (ii) second, an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates;

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

•

for so long as (x) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, and (y) any shares of common stock are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a person other than Icahn Enterprises, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, without Special Committee approval, cause the Company to (a) cease to be quoted on the OTCQB; (b) deregister the common stock of the Company under the Exchange Act; (c) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; or (d) cease to maintain an audit committee comprising at least two independent directors, the composition and authority of which complies with any state gaming laws or regulations applicable to the Company;

•

for a period of two years from August 2, 2017, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, transfer, sell, convey or otherwise dispose of shares of common stock, by merger, sale of equity, operation of law or otherwise, if, as a result of such transfer or sale, Icahn Enterprises would beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) less than 50.0% of the outstanding shares of common stock, other than in connection with a transaction for the sale of all outstanding shares of common stock, a transaction involving the merger of the Company or as otherwise consented to by the Special Committee;

•

that the Company and Icahn Enterprises would bear certain expenses (including but not limited to SEC filing fees, and expenses and fees of financial printers, information agents and depositaries) pro rata in proportion to the number of shares purchased by each party in the Offer;

•	to enter into a Tax Allocation Agreement upon the consummation of the Offer, which was entered into on September 16, 2017; and

•

that Icahn Enterprises would indemnify the Company for (i) any liability arising from being an offeror with respect to any liability to purchase any shares over 800,000 shares in the Offer and (ii) any and all liability imposed upon the Company and any of its direct and indirect subsidiaries that are eligible to be included in a consolidated return with the Company (such subsidiaries, collectively with the Company, the “Tropicana Group”) resulting from any member of the Tropicana Group being considered a member of a controlled group (within the meaning of §4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of which Icahn Enterprises is a member (the “Controlled Group”), except with respect to liability in respect of any employee benefit plan, as defined in ERISA §3(3), maintained by any member of the Tropicana Group. See Note 13—Commitments and Contingencies, Affiliate Pension Obligations for further discussion.

Pursuant to the Tender Offer Agreement, Icahn Enterprises and the Company have also agreed to indemnify the other for (i) any untrue statement or alleged untrue statement by the indemnifying party of a material fact contained in the Schedule TO, the Offer to Purchase and the related Letter of Transmittal (or any document incorporated by reference therein) and (ii) the omission or alleged omission by the indemnifying party to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

For purposes of the Tender Offer Agreement, (i) “Icahn controlled affiliates” means Mr. Carl C. Icahn and any of his Affiliates in which he beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the equity interests of such Affiliate and (ii) “Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of the definition of “Affiliate”, “control” means possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, without limiting the generality of the foregoing, (x) a person who possesses, directly or indirectly, the power to control the general partner of a limited partnership shall be deemed to control such limited partnership, and (y) a person who possesses, directly or indirectly, the power to control the manager or managing member of a limited liability company shall be deemed to control such limited liability company.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

Tax Allocation Agreement

Upon consummation of the Offer, the Company became eligible, for U.S. federal income tax purposes, to consent to be a member of the consolidated group of companies of which Icahn Enterprises is a member. On September 16, 2017, the Company and American Entertainment Properties Corp. (“AEPC”), an indirect wholly-owned subsidiary of Icahn Enterprises Holdings L.P., entered into a Tax Allocation Agreement pursuant to which AEPC and the Company and its subsidiaries agreed to the allocation of certain income tax items. The Company and its subsidiaries consented to join AEPC in the filing of AEPC’s federal consolidated return and, if elected by AEPC, certain state consolidated returns. In those jurisdictions where the Company and its subsidiaries will file consolidated returns with AEPC, the Company will pay to AEPC any tax it would have owed had it and its subsidiaries continued to file as a separate consolidated group. To the extent that the AEPC consolidated group is able to reduce its tax liability as a result of including the Company and its subsidiaries in its consolidated group, AEPC will pay the Company 20% of such reduction on a current basis and the Company will be treated as if it would carry forward for its own use under the Tax Allocation Agreement, 80% of the items that caused the tax reduction (the “Excess Tax Benefits”). Moreover, if the Company and its subsidiaries should ever become unconsolidated from AEPC, AEPC will reimburse the Company for any tax liability in post-consolidation years that the Company and its subsidiaries would have avoided had they actually had the Excess Tax Benefits for their own consolidated group use. The cumulative payments to the Company by AEPC post-consolidation will not exceed the cumulative reductions in tax to the AEPC group resulting from the use of the Excess Tax Benefits by the AEPC group. The Company paid $4.5 million to AEPC in September 2018, representing the Company’s estimated federal income taxes due for the third quarter 2018.

In connection with the transactions contemplated by the Merger Agreement, on April 15, 2018, the Company entered into a disaffiliation agreement with AEPC and Parent pursuant to which the parties thereto agreed to address certain tax and other matters relating to the separation of the Company from AEPC and its affiliates and to address the existing agreements between the Company and its subsidiaries, on the one hand, and AEPC and its affiliates, on the other, under the Tax Allocation Agreement. See Note 1—Disaffiliation Agreement.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Leases

MontBleu Lease

The Company has a lease agreement with respect to the land and building which MontBleu operates, through December 31, 2028. Under the terms of the lease, rent was $333,333 per month, plus 10% of annual gross revenues in excess of $50 million through December 31, 2011. After December 31, 2011, rent is equal to the greater of (i) $333,333 per month as increased by the same percentage that the consumer price index has increased from 2009 thereafter, plus 10% of annual gross revenues in excess of a Breakpoint as defined in the terms of the lease agreement, or (ii) 10% of annual gross revenues. In connection with fresh-start reporting, the Company recognized an unfavorable lease liability of $9.6 million related to this lease that is amortized on a straight-line basis to rental expense over the remaining term of the lease. As of September 30, 2018 and December 31, 2017, the unfavorable lease liability balance was $5.2 million and $5.6 million, respectively, of which $4.7 million and $5.1 million, respectively, is included in other long-term liabilities on the accompanying condensed consolidated balance sheets.

Tropicana Evansville Land Lease

The Company leases from the City of Evansville, Indiana approximately ten acres of the approximately 20 acres on which Tropicana Evansville is situated. In January 2016 the Company and the City of Evansville entered into a sixth amendment to the lease agreement (the “Sixth Amendment”), which was approved by the Indiana Gaming Commission in February 2016, along with the Company’s application to move its casino operations from its dockside gaming vessel to a landside gaming facility. Under the Sixth Amendment, in exchange for the Company’s commitment to expend at least $50

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

million to develop a landside gaming facility (the “Tropicana Development Project”) along with a pre-payment of lease rent in the amount of $25 million (the “Rental Pre-Payments”), the City of Evansville granted the Company a $20 million redevelopment credit (the “Redevelopment Credit”). In December 2015, the Company paid the first $12.5 million Rental Pre-Payment, and the second $12.5 million Rental Pre-Payment was paid in October 2017 immediately following the opening of the Tropicana Development Project. The Rental Pre-Payments will be applied against future rent in equal monthly amounts over a period of one hundred and twenty (120) months which commenced upon the opening of the Tropicana Development Project, and the Redevelopment Credit will be applied against future rent in equal monthly amounts over a period of one hundred and twenty (120) months, commencing with the payment made in January 2018. The current term of the lease commenced December 1, 2015 and expires November 30, 2027 under the terms of the Sixth Amendment. Thereafter, the Company may extend the lease term through November 30, 2055 by exercising renewal options. The current term commenced December 1, 2015 and expires November 30, 2027 under the terms of the Sixth Amendment. Thereafter, the Company may extend the lease for a three (3) year term through November 30, 2030, followed by five (5) five-year renewal options through November 30, 2055. Under the terms of the Sixth Amendment, in the event the Company decides not to exercise its renewal option(s) and continues to conduct gaming operations in the City of Evansville, the lease may not be terminated and will continue through November 30, 2055, unless the Company and the City of Evansville enter into a replacement agreement that includes payments to the City of Evansville in the amount equal to rent payments under the lease. Under the terms of the lease, as amended by the Sixth Amendment, the Company is required to pay a percentage of the adjusted gross receipts (“AGR”) for the year in rent with a minimum annual rent of no less than $2 million. The percentage rent shall be equal to 2% of the AGR up to $25 million, plus 4% of the AGR in excess of $25 million up to $50 million, plus 6% of the AGR in excess of $50 million up to $75 million, plus 8% of the AGR in excess of $75 million up to $100 million and plus 10% of the AGR in excess of $100 million.

Pursuant to the terms of the Sixth Amendment, the Company completed construction of the new landside gaming facility in October 2017. The facility encompasses 75,000 square feet of enclosed space (including approximately 45,000 square feet of casino floor, two new food and beverage outlets, an entertainment lounge and back of house space). In addition, pursuant to the Sixth Amendment, the Company sold its riverboat casino to a third party and it was removed from its moorings so that the Evansville LST 325 Maritime vessel, an historic warship, can be docked in its place.

Belle of Baton Rouge Lease

Belle of Baton Rouge leases certain land and buildings under separate leases, with combined annual payments of $0.2 million. The current lease term for one of the leases expires in July 2023, with an option to renew for an additional five years. The other lease contains multiple options to renew through 2083. In addition, Belle of Baton Rouge leases a parking lot with annual base rent of approximately $0.4 million, plus 0.94% of annual adjusted gross revenue in excess of $45 million but not to exceed $80 million through August 2020.

Tropicana Greenville Lease

Tropicana Greenville leases approximately four acres of land on which the casino and parking facilities of the casino are situated. Tropicana Greenville is required to pay an amount equal to 2% of its monthly gross gaming revenues in rent, with a minimum monthly payment of $75,000. In addition, in any given year in which annual gross gaming revenues exceed $36.6 million, Tropicana Greenville is required to pay 8% of the excess amount as rent pursuant to the terms of the lease. The current lease expires in 2019 with options to extend its term through 2044.

Tropicana Greenville also leases, from the Board of Mississippi Levee Commissioners, and operates the Greenville Inn and Suites, a 40-room hotel, located less than a mile from the casino. The original lease contains multiple options to extend the lease term, with the current lease term expiring in February 2021. The current lease for the property calls for lease payments which increase annually based on the consumer price index, subject to a minimum annual increase of 3.3%. For the current lease year ending February 28, 2019, the annual rent was less than $0.1 million.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

In October 2013, Tropicana Greenville entered into an additional lease agreement with the City of Greenville, Mississippi, for a parcel of land adjacent to Tropicana Greenville upon which the Company constructed a parking lot in conjunction with its expansion of the Tropicana Greenville casino. The initial term of the lease expires in August 2020, and the Company has several options to extend the lease for a total term of up to twenty-five years. Initial annual rent is $0.4 million with rent adjustments in option periods based upon the Consumer Price Index.

Tropicana Aruba Land Lease

The Company assumed a land lease in August 2010 for approximately 14 acres of land on which Tropicana Aruba is situated through July 30, 2051. Under the terms of the land lease, the current annual rent is approximately $0.1 million.

Other Commitments and Contingencies

2011 New Jersey Legislation

In February 2011, New Jersey enacted legislation (the “Tourism District Law”) that delegated redevelopment authority and creation of a master plan to the CRDA and allowed the CRDA the ability to enter into a five year public private partnership with the casinos in Atlantic City that have formed the Atlantic City Alliance (“ACA”) to jointly market the city. The law obligated the Atlantic City casinos either through the ACA or, if not a member of the ACA, through individual assessments, to provide funding for marketing under the Tourism District Law in the aggregate amount of $30.0 million annually through 2016. Each Atlantic City casino’s proportionate share of the assessment was based on the gross revenue generated in the preceding fiscal year (see NJ Pilot Law for further discussion of the ACA, below).

New Jersey Gross Casino Revenue Tax and Casino Investment Alternative Tax

Under current New Jersey law, the New Jersey Casino Control Commission imposes an annual tax of 8% on gross casino revenue and, commencing with the operation of Internet gaming, an annual tax of 15% on Internet gaming gross revenue. In addition, under New Jersey law, casino license holders or Internet gaming permit holders (as applicable) are currently required to invest an additional 1.25% of gross casino revenue and 2.5% of Internet gaming gross revenue (“Casino Investment Alternative Tax”, or “IAT”) for the purchase of bonds to be issued by the CRDA or to make other approved investments equal to those amounts; and, in the event the investment requirement is not met, the casino license holder or Internet gaming permit holder (as applicable) is subject to a tax of 2.5% on gross casino revenue and 5.0% on Internet gaming gross revenue. As mandated by New Jersey law, the interest rate of the CRDA bonds purchased by the licensee will be two-thirds of the average market rate for bonds available for purchase and published by a national bond index at the time of the CRDA bond issuance. As more fully described below, commencing on May 27, 2016, the effective date of the NJ PILOT Law, future IAT that have not been pledged for the payment of bonds issued by the CRDA, or any bonds issued to refund such bonds, will be allocated to the City of Atlantic City for the purposes of paying debt service on bonds issued by the City of Atlantic City.

NJ PILOT LAW

On May 27, 2016, New Jersey enacted the Casino Property Tax Stabilization Act (the “NJ PILOT Law”) which exempted Atlantic City casino gaming properties from ad valorem property taxation in exchange for an agreement to make annual payment in lieu of tax payments (“PILOT Payments”) to the City of Atlantic City, made certain changes to the NJ Tourism District Law and redirected certain IAT payments to assist in the stabilization of Atlantic City finances. Under the NJ PILOT Law, commencing in 2017 and for a period of ten (10) years, each Atlantic City casino gaming property (as defined in the NJ PILOT Law) is required to pay its prorated share of an aggregate amount of PILOT Payments based on an equal weighted formula that includes the following criteria: (i) the gross gaming revenues (“GGR”) of the casino, (ii) the total number of hotel guest rooms and (iii) the geographic footprint of the real property owned by each casino gaming property. For calendar year 2017, the aggregate amount of PILOT Payments owed to the City of Atlantic City by Atlantic City casino gaming properties is $120 million, prorated among casino properties based upon the above factors. Commencing in 2018 and for each year thereafter, the aggregate amount of PILOT Payments owed will be determined based on a sliding scale of Atlantic City casino industry GGR from the applicable prior year, subject to certain adjustments. For each year from 2017 through 2021, each casino gaming property’s prorated share of PILOT Payments is capped (the “PILOT CAP”) at an amount equal to the real estate taxes due and payable in calendar year 2015, which is calculated based upon the assessed value of the casino gaming property for real estate tax purposes and tax rate.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

On August 1, 2017, Tropicana AC, the City of Atlantic City and the New Jersey Department of Community Affairs entered into a Real Estate Tax Appeal Settlement Agreement (the “Settlement Agreement”) pursuant to which the parties agreed to settle Tropicana AC’s 2015 and 2016 real estate tax appeals pending before the Tax Court of New Jersey (the “Pending Tax Appeals”). The Settlement Agreement, among other things, provided for refunds in the aggregate amount of approximately $36.8 million in respect of the Pending Tax Appeals and Tropicana AC’s 2017 PILOT Payment. Tropicana AC received full payment of the refunds in early October 2017. In addition, the Settlement Agreement provided for a reduction in the assessed value of Tropicana AC for real estate tax purposes for calendar year 2015, including a corresponding reduction of Tropicana AC’s PILOT CAP for each of calendar years 2018 through 2021, from approximately $19.8 million to approximately $8.4 million.

The NJ PILOT Law also provides for the abolishment of the ACA effective as of January 1, 2015 and redirection of the $30 million in ACA funds paid by the casinos for each of the years 2015 and 2016 under the Tourism District Law to the State of New Jersey for Atlantic City fiscal relief and further payments of $15 million in 2017, $10 million in 2018 and $5 million for each year between 2019 and 2023 to Atlantic City. Pursuant to the NJ PILOT Law, the 2015 and 2016 ACA payments were remitted to the State.

In addition, the NJ PILOT Law also provides for IAT payments made by the casino operators since the effective date of the NJ PILOT Law, which were previously deposited with the CRDA and which have not been pledged for the payment of bonds issued by the CRDA, or any bonds issued to refund such bonds, to be allocated to the State of New Jersey for purposes of paying debt service on bonds previously issued by Atlantic City.

The NJ PILOT Law is the subject of litigation pending in the Superior Court of New Jersey, Law Division: Atlantic County challenging the validity of the law and/or portions of it. In the event the litigation is successful in overturning the NJ PILOT Law (or portions of it), such a ruling, if upheld on appeal, could have a future financial impact on the Company, including whether Tropicana AC continues to make PILOT Payments under the current law, is subject to future ad valorem property taxation, or some other mechanism for payments in lieu of taxes, and the amount of payments under any such alternative statutory schemes.

Indiana Gaming Tax Law Change

In May 2017, Indiana enacted changes to its gaming tax structure that will have an impact on Tropicana Evansville tax payments to Indiana. Effective July 1, 2017, in accordance with Indiana P.L. 268, for gaming operations that have relocated to an inland casino by December 31, 2017, Indiana law eliminates the $3 per person per admission charge, replacing it with a supplemental wagering tax in the amount of 3% of adjusted gross receipts commencing from the date of opening the inland casino through June 30, 2018. Tropicana Evansville qualified under this provision, as the construction of the landside gaming facility was completed and became operational in October 2017. Beginning July 1, 2018 the supplemental wagering tax is to be calculated as the casino’s adjusted gross receipts multiplied by the percentage of the total casino’s admissions tax that the riverboat paid beginning July 1, 2016 and ending June 30, 2017, divided by the casino’s adjusted gross receipts beginning July 1, 2016 and ending June 30, 2017, with the supplemental wagering tax not to exceed 4% beginning July 1, 2018 and ending June 30, 2019, and 3.5% thereafter. In addition, under the new law, commencing in 2018 and phased-in over a seven (7) year period, Indiana casino operators will be able to deduct gaming taxes when calculating Indiana corporate income tax.

Wimar and CSC Administrative Expense Claims

On March 31, 2009, Wimar Tahoe Corporation (“Wimar”) and Columbia Sussex Corporation (“CSC”) filed separate proceedings with the Bankruptcy Court related to administrative expense and priority claims against the Predecessors. On August 4, 2010, Wimar and CSC separately filed motions for summary judgment seeking payment on account of these claims from the Company totaling approximately $5.4 million, which was recorded as a liability upon emergence from bankruptcy and is included in accounts payable in our accompanying condensed consolidated balance sheets as of September 30, 2018 and December 31, 2017. In its objection to Wimar and CSC’s motions for summary judgment, the Company disputed the administrative expense and/or priority status of certain amounts claimed and also contended that any payment to CSC or Wimar should await the resolution of the adversary proceeding instituted by Lightsway Litigation Services, LLC, as Trustee of the Tropicana Litigation Trust established by the bankruptcy reorganization plan, against CSC and Wimar (the “Litigation Trust Proceeding”), and be set off against any judgment against Wimar and CSC in the Litigation Trust Proceeding against them.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

In October 2015, the Bankruptcy Court issued an opinion order and entered an order (1) denying Wimar’s and CSC’s Motions for Summary Judgment seeking allowance and payment of administrative expense claims, and (2) granting, in part, CSC’s Motion for Summary Judgment to allow priority status under Bankruptcy Code Section 507(a)(5) for certain contributions made to employee benefit plans and (3) denying, in part, CSC’s request for prepayment of the priority claims. The Company has motion pending with the Bankruptcy Court seeking clarification of certain aspects of the Bankruptcy Court’s opinion and order. Any further litigation on the Wimar and CSC administrative expense claim has been consensually continued until after the Litigation Trust Proceeding is resolved. The Company continues to dispute any payment obligation to Wimar or CSC.

Affiliate Pension Obligations

Mr. Icahn, through certain affiliates, owns approximately 83.9% of the Company’s common stock. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there are at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation (“PBGC”) against the assets of each member of the controlled group.

As a result of the more than 80% ownership interest in TEI by Mr. Icahn’s affiliates, the Company is subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. Two such entities, ACF Industries LLC (“ACF”) and Federal-Mogul, are the sponsors of several pension plans. All the minimum funding requirements of the Code and ERISA, as amended by the Pension Protection Act of 2006, for these plans have been met as of September 30, 2018 and December 31, 2017. If the ACF and Federal-Mogul plans were voluntarily terminated, they would be collectively underfunded by approximately $371 million and $424 million as of September 30, 2018 and December 31, 2017, respectively. These results are based on the most recent information provided by Mr. Icahn’s affiliates based on information from the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, TEI would be liable for any failure of ACF and Federal-Mogul to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of their respective pension plans. In addition, other entities now or in the future within the controlled group that includes TEI may have pension plan obligations that are, or may become, underfunded, and the Company would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans. The current underfunded status of the ACF and Federal-Mogul pension plans requires such entities to notify the PBGC of certain “reportable events,” such as if TEI were to cease to be a member of the controlled group, or if TEI makes certain extraordinary dividends or stock redemptions. The obligation to report could cause the Company to seek to delay or reconsider the occurrence of such reportable events.

Pursuant to the Tender Offer Agreement between Icahn Enterprises and the Company (see Note 12—Related Party Transactions, Tender Offer Agreement), Icahn Enterprises agreed to indemnify the Company from any and all liability imposed upon the Tropicana Group resulting from any member of the Tropicana Group being considered a member of a controlled group (within the meaning of §4001(a)(14) of the ERISA of which Icahn Enterprises is a member (the “Controlled Group”)), except with respect to liability in respect of any employee benefit plan, as defined in ERISA §3(3), maintained by any member of the Tropicana Group.

Based on the contingent nature of potential exposure related to these affiliate pension obligations and the indemnification from Icahn Enterprises, no liability has been recorded in the accompanying condensed consolidated financial statements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

Litigation in General

The Company is a party to various litigation that arises in the ordinary course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

NOTE 14—STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 100 million shares of its common stock, $0.01 par value per share (“Common Stock”), of which 23,834,512 shares were issued and outstanding as of both September 30, 2018 and December 31, 2017. Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Subject to any preferences that may be granted to the holders of the Company’s preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distributions to the stockholders and, in the event of the Company’s liquidation, dissolution or winding up is entitled to share ratably in all the Company’s assets remaining after payment of liabilities.

Stock Repurchase Program

On July 31, 2015, our Board of Directors authorized the repurchase of up to $50 million of our outstanding stock with no set expiration date. On February 22, 2017, our Board of Directors authorized the repurchase of an additional $50 million of our outstanding common stock, for the repurchase of an aggregate amount of up to $100 million of our outstanding common stock.

The Company repurchased 2,477,988 shares of our stock at a total cost of $78.8 million under the Stock Repurchase Program, including 800,000 shares which were purchased in August 2017 under the Tender Offer (see Note 12—Related Party Transactions, Icahn Enterprises Holdings L.P—Tender Offer). In all instances, the repurchased shares were subsequently retired.

In connection with the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement (see Note 1—Merger Agreement) on April 15, 2018, the Board of Directors terminated the Stock Repurchase Program.

Preferred Stock

The Company is authorized to issue up to 10 million shares of preferred stock, $0.01 par value per share, of which none were issued as of September 30, 2018 and December 31, 2017. The Board of Directors, without further action by the holders of Common Stock, may issue shares of preferred stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of preferred stock. Except as described above, the Board of Directors, without further stockholder approval, may issue shares of preferred stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control of TEI or other corporate action.

Significant Ownership

At September 30, 2018, Mr. Icahn indirectly controlled approximately 83.9% of the voting power of the Company’s Common Stock and, by virtue of such stock ownership, is able to control or exert substantial influence over the Company, including the election of directors. The existence of a significant stockholder may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire a majority of the Company’s outstanding Common Stock. Mr. Icahn’s interests may not always be consistent with the Company’s interests or with the interests of the Company’s other

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

stockholders. Mr. Icahn and entities controlled by him may also pursue acquisitions or business opportunities that may or may not be complementary to the Company’s business. To the extent that conflicts of interest may arise between the Company and Mr. Icahn and his affiliates, those conflicts may be resolved in a manner adverse to the Company or its other shareholders.

NOTE 15—BASIC AND DILUTED NET INCOME PER SHARE

The Company computes net income per share in accordance with accounting guidance that requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income for the period by the weighted average number of shares outstanding during the period. Diluted EPS is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period, increased by potentially dilutive common shares that were outstanding during the period. Diluted EPS excludes all potential dilutive shares if their effect is anti-dilutive.

NOTE 16—EMPLOYEE BENEFIT PLAN

In connection with the collective bargaining agreement and related settlement agreement (the “Settlement Agreement”) that was executed in May 2014 between Tropicana AC and UNITE HERE Local 54 (“Local 54”), the parties agreed that Tropicana AC would establish a Variable Annuity Pension Plan (“VAPP”), a defined benefit pension plan, for certain Tropicana AC Local 54 employees. The VAPP became effective on August 8, 2017 upon receipt of a favorable determination from the Internal Revenue Service (“IRS”) and formal adoption of the VAPP by Tropicana AC.

Pursuant to the provisions of the VAPP, qualifying individuals became participants in the VAPP on January 1, 2018. Therefore, there were no VAPP participants as of December 31, 2017 and hence no benefits had accrued under the VAPP as of December 31, 2017. Once an employee becomes a participant in the VAPP, in certain circumstances his or her benefit may take into account years of prior service with Tropicana AC on or after February 1, 2014. The VAPP is administered by a Retirement Committee composed of an equal number of members appointed by Tropicana AC and Local 54. The VAPP is intended to provide certain eligible Local 54 employees with retirement benefits in accordance with the VAPP. In accordance with the Settlement Agreement, Tropicana AC was required to initially fund the VAPP with contributions in the amount of $1.93 per hour for each straight time hour paid to regular employees covered by the collective bargaining agreement during the period commencing February 1, 2014 through and including August 8, 2017. Contributions to the VAPP through the end of the current collective bargaining agreement of February 29, 2020, will be calculated at $1.93 per straight time hour paid to employees covered by the agreement.

Based on the Settlement Agreement, Tropicana AC made a payment to initially fund the VAPP on January 1, 2018 in the amount of $10.7 million. In September 2018, the Company contributed an additional $3.4 million to fund the VAPP. Commencing in 2018, with the introduction of participants into the VAPP, pension expenses are calculated using actuarial assumptions, including an expected long-term rate of return on assets and discount rate, based on a long-term investment strategy that will be developed by the Retirement Committee. Tropicana AC will evaluate all of the actuarial assumptions, generally on an annual basis, and will adjust as necessary. Actual pension expense will depend on future investment performance, changes in future discount rates, the level of contributions and various other factors.

The components of the net periodic benefit cost relating to the VAPP consist of the following (in thousands):

	Three months ended September 30, 2018	Nine months ended September 30, 2018
Service costs	$783	$2,347
Interest costs	120	361
Expected return on plan assets	(145)	(432)
Amortization of net (gain) loss	(14)	(44)

Net periodic benefit cost	$744	$2,232

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

The change in the projected benefit obligation, change in plan assets and funded status is as follows (in thousands):

	Three months ended September 30, 2018	Nine months ended September 30, 2018
Change in benefit obligations:
Projected benefit obligation beginning of period	$11,227	$9,654
Service and interest cost during period	903	2,708
Benefit payments during period	(11)	(33)
Expenses during period	(105)	(315)

Projected benefit obligation end of period	$12,014	$12,014

Change in plan assets:
Fair value of plan assets at beginning of period	$10,809	$10,754
Expected return on plan assets during period	145	432
Benefit payments during period	(11)	(33)
Expenses during period	(105)	(315)
Employer contributions	3,400	3,400

Fair value of plan assets at end of period	$14,238	$14,238

Funded status at end of period	$2,224	$2,224

Actuarial assumptions used to determine the benefit obligations for the VAPP include a discount rate of 5.0% pre-retirement and a discount rate of 3.0% post-retirement, which, as defined in the Settlement Agreement, will result in no adjustments to the plan benefit. The expected return on plan assets used was 5.0%.

As of September 30, 2018, the Retirement Committee had not developed a formal investment policy for the VAPP. Therefore, the payments made to fund the VAPP, totaling $14.1 million to date, are currently held in a bank account which invests the funds in short term money market funds. The amount held in the account at September 30, 2018 of $14.3 million represents cash and cash equivalents, which approximate the fair value of the plan assets, and would be considered a Level 1 asset within the fair value hierarchy classification.

Future estimated expected benefit payments for 2018 through 2027 are as follows (in thousands):

Expected Benefit Payments
2018	$83
2019	107
2020	142
2021	203
2022	288
2023 through 2027	2,899

$3,722

Tropicana AC’s net periodic pension cost for the year ended December 31, 2018 is expected to be approximately $3.0 million.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

NOTE 17—OTHER COMPREHENSIVE INCOME

The following table presents the changes in the components of accumulated other comprehensive income for the three and nine months ended September 30, 2018 (in thousands):

	Three months ended September 30, 2018		Nine months ended September 30, 2018
	Defined Benefit Pension Plan	Accumulated Other Comprehensive Income	Defined Benefit Pension Plan	Accumulated Other Comprehensive Income
Accumulated other comprehensive income, beginning of period	$1,510	$1,510	$—	$—
Actuarial gain, net of tax effect of $405	—	—	1,540	1,540
Amortization of net actuarial gain	(14)	(14)	(44)	(44)

Accumulated other comprehensive income, end of period	$1,496	$1,496	$1,496	$1,496

NOTE 18—INCOME TAXES

Effective Tax Rate

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. Among other things, the Act permanently lowers the corporate tax rate to 21% from the previous maximum rate of 35%, effective for tax years including or commencing January 1, 2018. The Company’s effective income tax rates for the three months ended September 30, 2018 and 2017 were 33.3% and 36.2%, respectively; and the income tax rates for the nine months ended September 30, 2018 and 2017 were 27.8% and 37.2%, respectively. The difference between the federal statutory rates of 21.0% and 35%, respectively, and the Company’s effective tax rates for the three and nine months ended September 30, 2018 and 2017 was primarily due to disallowed foreign losses, state income taxes (net of federal benefit), valuation allowances and other permanent differences. Looking forward, our effective income tax rate may fluctuate due to changes in tax legislation, changes in our estimates of federal tax credits, changes in our assessment of uncertainties as valued under accounting guidance for uncertainty in income taxes, as well as accumulated interest and penalties.

Through September 15, 2017, the Company filed a consolidated federal income tax return and was the common parent for income tax purposes. Commencing with the period beginning September 16, 2017 through December 31, 2017, the Company was included in the consolidated federal tax return of AEPC (see Note 12—Related Party Transactions, Tax Allocation Agreement). The provision for income taxes is calculated by using a “separate return” method. Under this method, the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from AEPC. The current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. Deferred taxes are provided on temporary differences and on any carryforwards that could be claimed on the hypothetical return and we assess the need for a valuation allowance on the basis of projected separate return assets. In connection with the transactions contemplated by the Merger Agreement, on April 15, 2018, the Company entered into a disaffiliation agreement with AEPC and Parent pursuant to which the parties thereto agreed to address certain tax and other matters relating to the separation of the Company from AEPC and its affiliates and to address the existing agreements between the Company and its subsidiaries, on the one hand, and AEPC and its affiliates, on the other, under the Tax Allocation Agreement. See Note 1—Disaffiliation Agreement.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

NOTE 19—SEGMENT INFORMATION

We view each property as an operating segment which we aggregate by region in order to present our reportable segments: (i) East, (ii) Central, (iii) West and (iv) South. We use operating income to compare operating results among our segments and allocate resources.

The following table highlights by segment our revenues and operating income, and reconciles operating income to income before income taxes for the three months ended September 30, 2018 and 2017 (in thousands, unaudited):

	Three months ended September 30,
	2018	2017
Revenues:
East	$107,437	$113,139
Central	81,753	76,379
West	30,374	31,806
South	18,396	22,269
Corporate and other	29	39

Net revenues	$237,989	$243,632

Operating income (loss):
East	$22,378	$60,709
Central	14,436	12,494
West	4,090	5,650
South	(1,692)	360
Corporate and other	(7,699)	(5,134)

Total operating income	$31,513	$74,079

Reconciliation of operating income to income before income taxes:
Operating income	$31,513	$74,079
Interest expense	(994)	(3,190)
Interest income	140	155
Term loan discount/cost write down	(169)	(1,147)
Other non-operating income	39	—

Income before income taxes	$30,529	$69,897

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

The following table highlights by segment our revenues and operating income, and reconciles operating income to income before income taxes for the nine months ended September 30, 2018 and 2017 (in thousands, unaudited):

	Nine months ended September 30,
	2018	2017
Revenues:
East	$287,897	$290,799
Central	252,407	225,910
West	87,432	88,247
South	64,999	74,589
Corporate and other (1)	94	1,289

Net revenues	$692,829	$680,834

Operating income (loss):
East	$46,261	$81,932
Central	51,474	41,743
West	13,435	11,437
South	885	7,260
Corporate and other	(21,038)	(14,188)

Total operating income	$91,017	$128,184

Reconciliation of operating income to income before income taxes:
Operating income	$91,017	$128,184
Interest expense	(4,327)	(9,171)
Interest income	462	622
Termination fee from related party	—	15,000
Term loan discount/cost write down	(531)	(1,147)
Other non-operating income	115	—

Income before income taxes	$86,736	$133,488

(1)	For the nine months ended September 30, 2017, amount represents management fee from related party.

Assets by segment:	September 30, 2018	December 31, 2017
East	$398,569	$411,630
Central	435,804	455,859
West	124,396	129,016
South	131,570	127,947
Corporate and other	90,522	75,650

Total assets	$1,180,861	$1,200,102

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

The following tables provide additional disaggregation of revenue information for our reportable segments. See Note 2—Summary of Significant Accounting Policies, for further information regarding our revenue recognition policies.

	Three months ended September 30, 2018
	East	Central	West	South	Corporate and Other	Total
Casino	$56,483	$58,811	$12,932	$11,908	$—	$140,134
Room	33,970	10,921	7,900	3,772	—	56,563
Food and beverage	11,005	10,240	8,477	2,303	—	32,025
Other	5,979	1,781	1,065	413	29	9,267

Net revenue	$107,437	$81,753	$30,374	$18,396	$29	$237,989

	Three months ended September 30, 2017
	East	Central	West	South	Corporate and Other	Total
Casino	$63,616	$53,840	$14,211	$15,134	$—	$146,801
Room	31,982	10,644	7,793	4,156	—	54,575
Food and beverage	11,892	10,047	8,349	2,402	—	32,690
Other	5,649	1,848	1,453	577	39	9,566

Net revenue	$113,139	$76,379	$31,806	$22,269	$39	$243,632

	Nine months ended September 30, 2018
	East	Central	West	South	Corporate and Other	Total
Casino	$168,719	$185,826	$41,744	$43,352	$—	$439,641
Room	74,633	29,874	19,797	12,555	—	136,859
Food and beverage	30,134	31,052	23,036	7,547	—	91,769
Other	14,411	5,655	2,855	1,545	94	24,560

Net revenue	$287,897	$252,407	$87,432	$64,999	$94	$692,829

	Nine months ended September 30, 2017
	East	Central	West	South	Corporate and Other	Total
Casino	$177,657	$161,629	$42,380	$51,504	$—	$433,170
Room	70,495	29,593	19,021	13,519	—	132,628
Food and beverage	29,103	28,981	23,038	7,766	—	88,888
Other	13,544	5,707	3,808	1,800	39	24,898
Management fee from related party	—	—	—	—	1,250	1,250

Net revenue	$290,799	$225,910	$88,247	$74,589	$1,289	$680,834

TROPICANA ENTERTAINMENT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

NOTE 20—SUBSEQUENT EVENTS

On October 1, 2018, the transactions contemplated in the Real Estate Purchase Agreement, as amended, and the Merger Agreement (as discussed in Note 1—Merger Agreement) were consummated. In conjunction with these transactions, the Company’s Aruba Operations were purchased by IEP Eagle Beach, LLC, an affiliate of Icahn Enterprises, L.P. Immediately following the consummation of the Real Estate Purchase Agreement, Merger Sub merged with and into the Company, with the Company as the surviving entity. Accordingly, as a result of the Merger and as of the Effective Time, the Company became a wholly-owned subsidiary of Parent.

At the Effective Time, each share of the common stock, par value $0.01 per share, of the Company (the “Shares”), issued and outstanding immediately prior to the Effective Time was canceled and each such Share (other than Shares owned by Parent, Merger Sub or any of their respective subsidiaries or affiliates (other than the Company) or shares owned by the Company or the Company’s subsidiaries) was converted into the right to receive $75.14 in cash, without interest, less any applicable withholding taxes (the “Merger Consideration”).